Exhibit (a)(6) under Form N-1A
Exhibit 3(i) under Item 601/Reg. S-K

Federated Core Trust

Amendment No. 8
to the Declaration of Trust
dated August 21, 1996

This Declaration of Trust is amended as follows:

Strike Section 5 of Article III and replace it with the following:

Section 5.  Establishment and Designation of Series.  Without limiting the authority of the Trustees set forth in Article XIII, Section 7, inter alia, to establish and designate any additional Series or to modify the rights and preferences of any existing Series, the Series shall be, and are established and designated as,

High-Yield Bond Portfolio
Federated Mortgage Core Portfolio
Federated Inflation-Protected Securities Core Fund
Federated Duration Plus Core Fund
Federated Bank Loan Core Fund

The undersigned hereby certify that the above Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 13th day of August, 2010, to become effective on the 13th day of August, 2010.

WITNESS the due execution hereof this 13th day of August, 2010.

/s/ John F. Donahue	/s/ J. Christopher Donahue
John F. Donahue	J. Christopher Donahue

/s/ John T. Conroy, Jr.	/s/ Charles F. Mansfield, Jr.
John T. Conroy, Jr.	Charles F. Mansfield, Jr.

/s/ Nicholas P. Constantakis	/s/ R. James Nicholson
Nicholas P. Constantakis	R. James Nicholson

/s/ John F. Cunningham	/s/ Thomas M. O’Neill
John F. Cunningham	Thomas M. O’Neill

/s/ Maureen Lally-Green	/s/ John S. Walsh
Maureen Lally-Green	John S. Walsh

/s/ Peter E. Madden	/s/ James F. Will
Peter E. Madden	James F. Will